UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 21, 2012

MICROFINANCIAL INCORPORATED

(Exact name of registrant as specified in its charter)

MASSACHUSETTS

(State or other jurisdiction

of incorporation)

1-14771	04-2962824
(Commission file number)	(IRS Employer Identification Number)

16 New England Executive Park, Suite 200, Burlington MA 01803

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 781-994-4800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 21, 2012, the Registrant’s wholly-owned subsidiary, TimePayment Corp. (the “Borrower”) entered into a Second Amended and Restated Credit Agreement (the “Amended Facility”) with Sovereign Bank, as agent (the “Agent”) for the lenders thereunder (the “Lenders”). The Amended Facility amends and restates the Amended and Restated Credit Agreement dated as of July 9, 2008, as amended from time to time thereafter (the “Prior Facility”, and together with the Amended Facility, the “Facility”).

Under the Amended Facility, the total commitment of the Lenders was increased from $100 million to $150 million outstanding at any time, subject to a borrowing base that is calculated with respect to eligible receivables.

The maturity date of the Amended Facility is December 21, 2016 (extended from August 2014 under the Prior Facility).

The applicable financial covenants with which the Borrower must comply under the Amended Facility are as follows: (i) the Borrower must maintain a ratio of consolidated earnings before interest and taxes (EBIT) to consolidated interest expense of not less than 1.75 to 1 at the end of any quarter for the four preceding quarters (changed from 1.4 to 1 in the Prior Facility); (ii) the Borrower may not permit its consolidated tangible capital base (the sum of consolidated tangible net worth plus subordinated debt) to be less than 90% of its consolidated tangible capital base at September 30, 2012, which level will be adjusted upward for subsequent quarterly periods by 50% of the positive amount of the Registrant’s consolidated net income, plus 100% of any equity capital received by the Registrant; (iii) the Borrower must not permit its leverage ratio (the ratio of (a) consolidated total liabilities less subordinated debt to (b) consolidated tangible net worth plus subordinated debt) at any time to exceed 3.5 to 1 (unchanged from the Prior Facility); and (iv) the Borrower will not permit the amount of receivables over 90 days past due to exceed 18.75% of its gross lease installments (unchanged from the Prior Facility).

The applicable interest rate for borrowings under the Amended Facility is, at the Borrower’s option, either (i) the “base rate” plus 0.75% per annum, or (ii) LIBOR plus 2.50%. The “base rate” is the highest of the prime rate established by the Agent, or one-month LIBOR plus 1%, or the federal funds effective rate plus 0.5%. Under the Prior Facility, the interest rate was either prime plus 0.75% or LIBOR plus 2.75%.

The Borrower will pay an unused commitment fee to the Agent for the benefit of the Lenders in an amount between 0.275% and 0.625% per annum, payable quarterly, depending on the amount by which the total commitment under the Amended Facility exceeds the average daily outstanding borrowings.

The other material terms of the Prior Facility remain the same, including the borrowing base calculation and the other affirmative and negative covenants applicable to the Registrant and the Borrower. The Registrant was in compliance with the covenants of the Prior Facility at the time of the December 21, 2012 amendment. The Facility is guaranteed by the Registrant and by Leasecomm Corporation (“Leasecomm”), also a wholly-owned subsidiary of the Registrant. The Facility and related guarantees are secured by a first priority security interest in the assets of the Borrower, the Registrant and Leasecomm, including the equity interest of the Registrant in both the Borrower and Leasecomm. The Amended Facility would permit further increases in the total commitment with the agreement of the Agent and, as applicable, a new or existing Lender, under certain conditions.

The foregoing description of the Amended Facility is a summary only, and is qualified in its entirety by reference to the Second Amended and Restated Credit Agreement between the parties attached as an exhibit to this report.

Item 9.01.	Financial Statements and Exhibits.

Exhibit	Exhibit Title

Exhibit 10.1	Amended and Restated Credit Agreement dated December 21, 2012

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROFINANCIAL INCORPORATED
Registrant

By:	/s/ James R. Jackson, Jr.
James R. Jackson, Jr.
Vice President and Chief Financial Officer

Dated: December 28, 2012